Exhibit 23(a)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-78617, 33-54415, 33-58371, 33-60427, 333-44127, 333-118061, 333-127187, 333-134434, 333-159142, 333-166709, 333-174704, and 333-174707 on Forms S-8 and Registration Statement Nos. 33-3546, 333-09077, 333-64871 (as amended), 333-65178, 333-138503 (as amended), 333-157605, and 333-159072 on Forms S-3 of our report dated February 24, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of The Southern Company, and the effectiveness of The Southern Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Southern Company for the year ended December 31, 2011.

/s/Deloitte & Touche LLP

Atlanta, Georgia
February 24, 2012